HASKELL & WHITE LLP

CERTIFIED PUBLIC ACCOUNTANTS AND BUSINESS ADVISORS

April 3, 2014

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for All American Pet Company, Inc. and, under the date of June 17, 2013, we reported on the consolidated financial statements of All American Pet Company, Inc. as of and for the year ended December 31, 2012. On March 28, 2014, we were dismissed. We have read All American Pet Company, Inc.'s statements included under Item 4.01 of its Form 8-K dated March 28, 2014, and we agree with such statements, except that we are not in a position to agree or disagree with All American Pet Company, Inc.'s statements that the change was approved by the Board of Directors, when or whether the Board of Directors approved the appointment of Goldman, Kurland, Mohidin, Certified Public Accountants and Advisors as All American Pet Company, Inc.'s new independent registered accounting firm, and that Goldman, Kurland, Mohidin, Certified Public Accountants and Advisors was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on All American Pet Company, Inc.'s consolidated financial statements.

Very truly yours,

Haskell & White LLP

HASKELL & WHITE LLP